                                                                     Exhibit 2.2


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              JUST FOR FEET, INC.,

                              PREMIUM SPORTS, INC.

                                      AND

                                  JOHN GASSER


                          DATED AS OF MARCH 17, 1997

                            STOCK PURCHASE AGREEMENT
                               TABLE OF CONTENTS
1.  THE STOCK PURCHASE...................................................... 1
    1.1  The Stock Purchase................................................. 1
    1.2  Closing............................................................ 1

2.  STOCK PURCHASE PRICE.................................................... 2

3.  JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF PREMIUM
    AND THE SELLER.......................................................... 2
    3.1  Corporate.......................................................... 2
    3.2  Seller............................................................. 3
    3.3  No Violation....................................................... 3
    3.4  Tax Matters........................................................ 4
    3.5  Liabilities........................................................ 4
    3.6  No Brokers or Finders.............................................. 4
    3.7  Disclosure......................................................... 5

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER............................. 5
    4.1  Due Incorporation and Qualification................................ 5
    4.2  Authorization...................................................... 5
    4.3  Non-Contravention.................................................. 5
    4.4  Authority of the Purchaser......................................... 5
    4.5  Litigation......................................................... 5
    4.6  Broker's or Finder's Fees.......................................... 6
    4.7  Disclosure......................................................... 6

5.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS......................... 6
    5.1  Representations and Warranties True as of the
         Closing Date....................................................... 6
    5.2  Compliance With Agreement.......................................... 6
    5.3  Absence of Suit.................................................... 6
    5.4  Consents and Approvals............................................. 6
    5.5  Diligence.......................................................... 6
    5.6  Athletic Attic Purchase Agreement.................................. 7
    5.7  Financial Information of Athletic Attic............................ 7
    5.8  Absence of Changes................................................. 7
    5.9  Athletic Attic Diligence........................................... 7
    5.10 Examinations and Inspections....................................... 7

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PREMIUM AND THE SELLER........... 7
    6.1  Representations and Warranties True on the Closing Date............ 8
    6.2  Compliance With Agreement.......................................... 8
    6.3  Absence of Suit.................................................... 8

7.  INDEMNIFICATION......................................................... 8
    7.1  By the Seller...................................................... 8
    7.2  By Purchaser....................................................... 9

     7.3  Survival Period of Representations and Warranties and Other
          Matters..........................................................   9
     7.4  Indemnification of Third-Party Claims............................   9
     7.5  Payment..........................................................  10
     7.6  No Waiver........................................................  10
     7.7  Adjustment of Liability..........................................  11

 8.  CLOSING...............................................................  11
     8.1  Documents to be Delivered by Premium and the Seller..............  11
     8.2  Documents to be Delivered by Purchaser...........................  12
     8.3  Closing of the Athletic Attic and Owensboro Transactions.........  13

 9.  TERMINATION OF AGREEMENT..............................................  13
     9.1  Termination......................................................  13
     9.2  Post-Termination Obligations.....................................  13

10.  MISCELLANEOUS.........................................................  14
     10.1  Further Assurances..............................................  14
     10.2  Announcements...................................................  14
     10.3  Assignment; Parties in Interest.................................  14
     10.4  Law Governing Agreement.........................................  14
     10.5  Amendment and Modification......................................  14
     10.6  Notice..........................................................  14
     10.7  Expenses........................................................  15
     10.8  Entire Agreement................................................  16
     10.9  Counterparts....................................................  16
     10.10  Headings.......................................................  16


                                    EXHIBITS
                                    --------

EXHIBIT A     Form of Opinion of Counsel to the Seller and Premium
EXHIBIT B     Form of Opinion of Counsel to Purchaser

                           STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 17, 1997, by and among JUST FOR FEET, INC., an Alabama corporation (the "Purchaser"), PREMIUM SPORTS, INC., a Florida corporation ("Premium"), and JOHN GASSER, an individual resident of the State of Alabama ("Seller").

                                    RECITALS

    WHEREAS, Premium is a party to that certain Stock Purchase Agreement (the "Athletic Attic Purchase Agreement"), dated as of December 12, 1996, among Premium, Athletic Attic Properties, Inc. ("Athletic Attic"), and the shareholders of Athletic Attic, as amended pursuant to that certain Amendment to Stock Purchase Agreement effective as of February 17, 1997, and as further amended pursuant to that certain Second Amendment to Stock Purchase Agreement, dated as of March 17, 1997, pursuant to which Premium has agreed to acquire all of the outstanding capital stock of Athletic Attic; and

    WHEREAS, the authorized capital stock of Premium consists solely of 15,000,000 shares of which 10,000,000 shares are Common Stock, having a par value of $.001 per share and 5,000,000 shares are Preferred Stock, having a par value of $.001 per share, of which 100 shares of Common Stock are issued and outstanding on the date hereof, all of which shares are owned of record and beneficially by Seller (the outstanding shares are referred to collectively as the "Premium Shares"); and

    WHEREAS, the Purchaser desires to purchase the Premium Common Stock, pursuant and subject to the terms of this Agreement (the "Stock Purchase"); and

    WHEREAS, the Seller believes the Stock Purchase is in his best interests and desires to enter into this Agreement; and

    WHEREAS, Purchaser, Premium and the Seller desire to make certain representations, warranties and agreements in connection with the Stock Purchase and other transactions contemplated herein and also to prescribe various conditions to the Stock Purchase;

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   THE STOCK PURCHASE

     1.1   The Stock Purchase.  Subject to the terms and conditions of this
           ------------------
Agreement, Purchaser agrees to buy, and Seller agrees to sell, the Premium
Shares.

     1.2   Closing.  The Closing of the Stock Purchase ("Closing") will take
           -------
place immediately prior to the closing of the transactions contemplated by the Athletic Attic Purchase Agreement at the offices of Smith, Gambrell & Russell, LLP, 3343 Peachtree Road, N.E., Suite 1800, Atlanta, Georgia 30326, unless another date or place is agreed to in writing by the parties hereto; provided that such date shall be on or before March 31, 1997 (the date on which the Closing occurs is referred to as the "Closing Date").

2.   STOCK PURCHASE PRICE

     The aggregate consideration (the "Purchase Price") to be paid in respect of the Premium Shares pursuant to this Agreement shall be FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000). Purchaser shall pay to the Seller on the Closing Date, by certified or cashier's check or other immediately available funds, the Purchase Price upon surrender to Purchaser of the certificate(s) representing the Premium Shares, together with a letter of transmittal and/or duly executed stock powers as reasonably requested by Purchaser.

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF PREMIUM AND THE SELLER

     Premium and the Seller, jointly and severally, make the following representations and warranties to Purchaser, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Purchaser, or any knowledge of Purchaser, and shall survive the Closing of the transactions provided for herein for the period of survival set forth in Section 8.3 of this Agreement. Information set forth in the Schedules attached hereto specifically refers to the article and section of this Agreement to which such information is responsive, and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. No Schedule shall vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in a Schedule does not conform to the language of such representations and warranties, such language in the Schedule shall be disregarded and be of no force or effect.

     3.1   Corporate.
           ---------

           3.1(a) Organization. Premium is a corporation duly organized, validly
                  ------------
existing and in good standing under the laws of the State of Florida. Premium was incorporated on September 3, 1996. No entity has ever merged with or been consolidated into Premium.

           3.1(b) Corporate Power. Premium has all requisite corporate power and
                  ---------------
authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

           3.1(c) Qualification. Premium is duly licensed or qualified to do
                  -------------
business as a foreign corporation, and is in good standing, in all jurisdictions in which the nature of its business or the character of the properties owned or leased by it makes such licensing or qualification necessary.

           3.1(d) Subsidiaries. Premium does not own, directly or indirectly,
                  ------------
any capital stock, or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business, other than pursuant to its rights to acquire the issued and outstanding shares of capital stock of Athletic Attic pursuant to the Athletic Attic Purchase Agreement.

           3.1(e) Corporate Documents, Etc. Copies of the certificate or
                  ------------------------
articles of incorporation and bylaws of Premium, including any amendments thereto, which have been delivered by the Seller to Purchaser are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Premium which have been furnished to Purchaser for inspection are true, correct and complete in all material respects and accurately reflect all material corporate action taken by Premium, including all transactions and actions with respect to the capital stock of Premium.

           3.1(f) Capitalization. The authorized capital stock of Premium
                  --------------
consists of 15,000,000 shares of which 10,000,000 shares are Common Stock, having a par value of $.001 per share and 5,000,000 shares are Preferred Stock, having a par value of $.001 per share. One hundred shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued or outstanding. All of the issued and outstanding shares of capital stock of Premium are owned of record and beneficially by the Seller. All such shares of capital stock are validly issued, fully paid and nonassessable. There are no (A) securities convertible into or exchangeable for any of the capital stock or other securities of Premium, (B) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Premium or securities which are convertible into or exchangeable for capital stock or other securities of Premium or (C) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Premium, any such convertible or exchangeable securities or any such options, warrants or other rights.

           3.1(g) Authorization: Validity. The execution and delivery of this
                  -----------------------
Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Premium to Purchaser (such other agreements, instruments and documents sometimes referred to herein as the "Ancillary Instruments") and full performance thereunder, have been duly authorized by the Board of Directors of Premium and no other or further corporate act on the part of such corporation is necessary therefor. This Agreement has been duly and validly executed and delivered by Premium and is, and when executed and delivered the Ancillary Instruments to be executed and delivered by Premium pursuant hereto will be, the legal, valid and binding obligation of such corporation, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     3.2   Seller.
           ------

           3.2(a) Validity. This Agreement has been duly and validly executed
                  --------
and delivered by the Seller and is, and when executed and delivered each Ancillary Instrument to be executed and delivered by Seller pursuant hereto will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

           3.2(b) Title. The Seller has good and marketable title to the shares
                  -----
of Premium Common Stock owned by Seller, and at the Closing the Seller will have good and marketable title to the shares of Premium Common Stock, in each case free and clear of all liens, security interests, pledges, assessments, levies, restrictions, options, voting trusts or agreements, proxies, encumbrances, marital or community property interests or other claims or charges of any nature whatsoever.

     3.3   No Violation.  No consent, authorization or approval of, or
           ------------
declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable the Seller or Premium to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

           (a) be in violation of the articles of incorporation or bylaws of Premium or constitute a breach of any evidence of indebtedness or agreement relating to the business of Premium to which the Seller or Premium is a party;

           (b) cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any assets of Premium is subject or under any contract relating to Premium's business to which the Seller or Premium is a party, or permit the termination of any such contract by another person;

           (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any assets of Premium under any agreement or commitment to which the Seller or Premium is bound;

           (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle, the holder of any indebtedness of Premium to accelerate the maturity of any such indebtedness;

           (e) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or

           (f) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the properties of Premium.

     3.4   Tax Matters. All federal, state, foreign, county, local and other tax
           -----------
returns required to be filed by or on behalf of Premium have been timely filed (or if filed late all applicable penalties and interest have been paid) and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. No tax returns or reports have been filed by or on behalf of Premium since its inception. Premium will promptly deliver to the Purchaser any tax return or report filed by Premium on or before the Closing Date. Premium has not been required to withhold or pay taxes relating to salaries and other compensation.

     3.5   Liabilities.  As of the date of this Agreement Premium has no
           -----------
liabilities, and as of Closing Premium will have no liabilities (including, without limitation, contractual obligations, undertakings and accounts payable), except for the following: (i) liabilities to the parties designated as "Shareholders" arising under the Athletic Attic Purchase Agreement; (ii) liabilities to Morris, Manning & Martin for legal services in connection with the transactions contemplated by this Agreement and the Athletic Attic Purchase Agreement; (iii) liabilities to Deloitte & Touche for auditing and/or advisory services in connection with the transactions contemplated by this Agreement and the Athletic Attic Purchase Agreement; (iv) liabilities to Interstate/Johnson Lane Corporation ("IJL") pursuant to that certain agreement, dated April 24, 1996, among IJL, Seller and Premium, as extended by that certain agreement dated September 24, 1996 and amended pursuant to agreement dated December 20, 1996 (the "IJL Agreement"); and (v) liabilities to Seller for loans and advances to Premium. The aggregate amount of the liabilities referenced in subitems (ii) through (v) of the immediately preceding sentence does not and shall not as of the Closing Date exceed $500,000.

     3.6   No Brokers or Finders.  Except for IJL pursuant to the IJL Agreement,
           ---------------------
neither Premium nor Seller, or any of their respective directors, officers, employees, or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

     3.7   Disclosure.  No representation or warranty by Premium and/or the
           ----------
Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Premium or the Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Premium and/or the Seller shall be deemed representations and warranties by Premium and the Seller.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser makes the following representations and warranties to Premium and the Seller, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Premium or the Seller or any notice to Premium or the Seller, and shall survive the Closing of the transactions provided for herein.

     4.1   Due Incorporation and Qualification.  The Purchaser is a corporation
           -----------------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the corporate power to carry on its business as now being conducted and to own or lease its properties and assets as now owned, leased or operated by it. The Purchaser is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which, to the best knowledge and belief of the Purchaser, a failure to be so qualified would have a material adverse effect on the business of the Purchaser.

     4.2   Authorization.  The Purchaser has full corporate power and authority
           -------------
under its articles of incorporation and bylaws and, the Board of Directors of Purchaser has taken all necessary corporate action to authorize the Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and assuming due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights generally and equitable principles.

     4.3   Non-Contravention.  Neither the execution and delivery of this
           -----------------
Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of the Purchaser by the terms of, or accelerate the maturity of or require the prepayment of any indebtedness of the Purchaser under, any judgment, order, decree or agreement or instrument to or by which the Purchaser or any of its assets is subject or bound.

     4.3   Authority of the Purchaser. No consent, authorization or approval of,
           --------------------------
or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in connection with the Purchaser's purchase of the Premium Common Stock contemplated hereby or the consummation of the other transactions contemplated hereby.

     4.5   Litigation.  There are no claims, actions, suits, proceedings or
           ----------
investigations pending or, to the best knowledge of the Purchaser, threatened by or against the Purchaser with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.

     4.6   Broker's or Finder's Fees.  Except for Croft & Bender, LLC, no agent,
           -------------------------
broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein. The liability to Croft & Bender, LLC is the liability of, and shall be paid in full by, the Purchaser.

     4.7   Disclosure.  No representation or warranty by Purchaser in this
           ----------
Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement, nor any document or certificate delivered to Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     5.1   Representations and Warranties True as of the Closing Date.  Each of
           ----------------------------------------------------------
the representations and warranties made by Premium and the Seller in this Agreement, in the statements contained in the Schedules or in any instrument, list, certificate or writing delivered by Premium or the Seller pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date.

     5.2   Compliance With Agreement.  Premium and the Seller shall have in all
           -------------------------
respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 8.1.

     5.3   Absence of Suit.  No action, suit or proceeding before any court or
           ---------------
any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Purchaser, Premium, or any of the Affiliates, shareholders, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

     5.4   Consents and Approvals.  All approvals, consents and waivers that are
           ----------------------
required to be obtained by Premium in order to effect the sale of the Premium Shares contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Purchaser. Premium and the Seller shall cooperate with Purchaser in obtaining, and take all actions necessary to obtain, any such consents or approvals.

     5.5   Diligence.  Purchaser' inspection, investigation and testing of the
           ---------
business, affairs and property of Premium shall not have caused Purchaser to conclude, in its sole discretion, that it is inadvisable for Purchaser to consummate the transactions contemplated by this Agreement.

     5.6   Athletic Attic Purchase Agreement.  The Athletic Attic Purchase
           ---------------------------------
Agreement shall be in force and effect and shall be a legally binding and enforceable agreement for the acquisition by Premium of all of the issued and outstanding capital stock of Athletic Attic, and shall not be amended without Purchaser's prior written consent.

     5.7   Financial Information of Athletic Attic. At least ten (10) days prior
           ---------------------------------------
to the Closing Date, Purchaser shall have received financial statements of Athletic Attic for the year ended December 31, 1996, which financial statements shall have been prepared in accordance with generally accepted accounting principles and shall contain an audit report thereon by the firm of Deloitte & Touche, LLC and such audit report shall be without material exception or qualification, as reasonably determined by Purchaser. Purchaser shall be satisfied that each of the financial statements of Athletic Attic for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of Athletic Attic for the respective periods noted.

     5.8   Absence of Changes.  Purchaser shall be satisfied in its reasonable
           ------------------
discretion that no material adverse change has occurred in the business or financial condition of Athletic Attic during the period from December 31, 1996 through the Closing Date.

     5.9   Athletic Attic Diligence.  Purchaser's inspection, investigation and
           ------------------------
testing of the business, affairs and property of Athletic Attic shall not have caused Purchaser to conclude, in its sole discretion, that it is inadvisable for Purchaser to consummate the transactions contemplated by this Agreement.

     5.10  Examinations and Inspections.  In order to facilitate due diligence
           ----------------------------
reviews, the Purchaser shall be entitled prior to the Closing Date, through its employees and representatives, including, without limitation, the Purchaser's accountants and legal counsel, to make such inspection of the assets, properties, business and operations of Premium and Athletic Attic, and such examination of the books, records and financial condition of Premium and Athletic Attic as the Purchaser reasonably desires. Any such inspection and examination shall be conducted at reasonable times and under reasonable circumstances which do not disrupt the business, properties or assets of Premium or Athletic Attic and with respect to inspections and examinations relating to Premium or Athletic Attic and involving the property and assets of third parties, subject to the consent of such third parties and consistent with their policies. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or inspection as it may reasonably desire of Premium or Athletic Attic, the Seller shall furnish the representatives of the Purchaser during such period with all such information and copies of such documents concerning the affairs of the Seller, Premium or

Athletic Attic as such representatives may reasonably request and Premium shall cause its officers, employees, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination. Notwithstanding the foregoing, Purchaser agrees that unless Purchaser and Seller otherwise agree to the contrary, Purchaser will conduct such review and investigation of Athletic Attic through representatives of the Seller.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PREMIUM AND THE SELLER

     Each and every obligation of Premium and the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     6.1   Representations and Warranties True on the Closing Date.  Each of the
           -------------------------------------------------------
representations and warranties made by Purchaser in this Agreement shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     6.2   Compliance With Agreement.  Purchaser shall have in all material
           -------------------------
respects performed and complied with all of Purchaser' agreements and obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date, including the delivery of the closing documents specified in Section 8.2.

     6.3   Absence of Suit.  No action, suit or proceeding before any court or
           ---------------
any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Purchaser, Premium, or any of the Affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

7.   INDEMNIFICATION

     7.1   By the Seller. Subject to the terms and conditions of this Article 7,
           -------------
the Seller shall indemnify, defend and hold harmless Purchaser, and its successors and assigns, and directors, officers, employees, and agents (hereinafter "Purchaser's Affiliates") from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Purchaser or Purchaser's Affiliates, directly or indirectly, by reason of, arising out of or resulting from:

           (a) the inaccuracy or breach of any representation or warranty of Premium or the Seller contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 6.1);

           (b) the breach of any covenant of Premium or the Seller contained in this Agreement or any of the Ancillary Instruments;

           (c) any Claim by any person or entity, whether or not identified in this Agreement, that such person has or had any rights with respect to the capital stock of Premium or payment of any distribution with respect thereto; or

           (d) any Claim arising out of the Seller's failure to contribute as a capital contribution prior to the Closing any amount owed to Premium by Seller; or

           (e) any and all claims for brokerage commissions or finder's fees incurred by Seller in the execution of this Agreement or the consummation of the sale of the Premium Shares contemplated hereby (provided, however, that if, and only if, the Closing occurs Purchaser shall cause Premium to pay (subject to the limits set forth in Section 3.5) amounts due and payable to IJL under the IJL Agreement).

As used in this Article 7, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses (including those incurred to enforce rights under this Article 7)); and
(iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     7.2   By Purchaser.  Subject to the terms and conditions of this Article 7,
           ------------
Purchaser hereby agrees to indemnify, defend and hold harmless the Seller from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 5.1), or (b) the breach of any covenant or agreement of Purchaser contained in this Agreement or any of the Ancillary Instruments, or (c) any and all claims for brokerage commissions or finder's fees incurred by Purchaser in connection with the execution of this Agreement or the consummation of the sale of the Premium Shares contemplated hereby.

     7.3   Survival Period of Representations and Warranties and Other Matters.
           -------------------------------------------------------------------

           7.3(a) For indemnification purposes only, the representations and warranties covered in this Agreement will survive for a period of eighteen (18) months immediately following the Closing Date; provided, however, that the representations and warranties as to tax matters, including those in Section 3.4 shall survive for the period of time equal to the applicable statute of limitations in respect of Claims related thereto. Any Claim for indemnification for breach of a representation or warranty must be instituted prior to the expiration of the representation and warranty as specified in this Section 7.3.

           7.3(b) The maximum liability of Seller for any and all Claims under this Article 7 shall be $2,000,000. It is agreed that Seller's liability for any claims under this Agreement shall be satisfied as to the first $500,000 in Claims hereunder by payment to Purchaser in cash or immediately available funds, and as to the balance of the maximum liability of $2,000,000 under this Article 7, Seller may satisfy any such claims by means of a return to Purchaser of such number of shares of "Non-Registrable Securities" of Purchaser received by Owensboro Investment Co., Inc. ("Owensboro") or Seller under that certain Asset Purchase Agreement (the "Owensboro Agreement"), dated as of the date hereof, between Purchaser and Owensboro, as is equal in value to the amount of the applicable Claim(s), based on the value at which such stock was issued to

Owensboro under the Owensboro Agreement. "Non-Registrable Securities" shall have the meaning ascribed thereto in the Owensboro Agreement.

     7.4   Indemnification of Third-Party Claims.  The obligations and
           -------------------------------------
liabilities of any party to indemnify any other under this Article 7 with respect to a Claim relating to or arising from a claim relating to third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

           7.4(a) Notice and Defense. The party or parties to be indemnified
                  ------------------
(whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it. Failure to give notice shall not affect the Indemnifying Party's duty or obligations under this Article 7, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation under this Article 7 with respect to such Third Party Claim, unless it shall in writing reserve the right to contest its obligation to provide indemnity with respect to such Third Party Claim. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

           7.4(b) Failure to Defend. If the Indemnifying Party, within thirty
                  -----------------
(30) days after notice of any such Claim, fails to dispute the obligation of the Indemnifying Party with respect to such Claim and fails to defend such Claim actively and in good faith, then the Indemnified Party will (upon written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

           7.4(c) Indemnified Party's Rights. Anything in this Section 7.4 to
                  --------------------------
the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

     7.5   Payment.  The Indemnifying Party shall promptly pay the Indemnified
           -------
Party any amount due under this Article 7, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed (whether arising hereunder or otherwise) to the Indemnifying Party by the Indemnified Party. To the extent set off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 7 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the

Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set off to the date of such judgment. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim.

     7.6   No Waiver.  The closing of the transactions contemplated by this
           ---------
Agreement shall not constitute a waiver by any party of its rights to Indemnification hereunder, regardless of whether the party seeking Indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

     7.7   Adjustment of Liability.  In the event an Indemnifying Party is
           -----------------------
required to make any payment under this Section 7 in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnifying Party shall pay the Indemnified Party an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnified Party actually receives with respect thereto, minus
(iii) any third party payments actually received by the Indemnified Party with respect to such damages, liability, obligation, loss, claim or other amount after demand or notice to such third party from the Indemnifying Party (with the consent of the Indemnified Party which will not be unreasonably withheld), plus
(iv) the amount of the Net Tax Liability. "Net Tax Liability" shall be equal to the amount, if any, by which, the sum of all federal, state, and local taxes, if any, required to be paid by such Indemnified Party in respect of the receipt or accrual of the Adjusted Amount exceeds the sum of (a) the value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in the same year in which the taxes in respect of the receipt or accrual by such Indemnified Party of the Adjusted Amount would be payable and (b) the net present value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in years thereafter. The net present value of any such reduction in taxes shall be determined by discounting the amount of such reduction in taxes semi-annually from the date such tax saving is recognized or reasonably expected to be recognized (which shall be deemed to be the date the applicable tax return on which such tax saving would be properly reflected is due, without extensions) to the date of payment of the applicable indemnity by such Indemnifying Party, applying a discount factor equal to the interest rate on federal income tax deficiencies in effect at the time of such adjustment. For purposes of determining the amount of any taxes required to be paid and any tax savings recognized or reasonably expected to be recognized by such Indemnified Party hereunder, it shall be assumed that such Indemnified Party is subject to tax in each applicable taxing jurisdiction at the highest applicable marginal rate then in effect in such jurisdiction.

8.   CLOSING

     8.1   Documents to be Delivered by Premium and the Seller.  At the Closing,
           ---------------------------------------------------
Premium and Seller shall deliver, or caused to be delivered, to Purchaser the following documents, in each case duly executed or otherwise in proper form:

           8.1(a) Stock Certificate(s). Stock certificates representing the
                  --------------------
Premium Shares together with stock powers executed in blank, and such other documents, instruments, and agreements with respect thereto as may be reasonably requested by Purchaser.

           8.1(b) Compliance Certificate. A certificate signed by the Seller
                  ----------------------
that each of the representations and warranties made by Premium and Seller pursuant to this Agreement is true and correct in all material respects on and as of the Closing Date and that Premium and the Seller have performed and complied with all of their respective obligations under or pursuant to this Agreement which are to be performed or complied with on or prior to the Closing Date.

           8.1(c) Opinion of Counsel. A written opinion of Morris, Manning &
                  ------------------
Martin, counsel to Premium and the Seller, dated as of the Closing Date, addressed to Purchaser, substantially in the form of Exhibit A hereto.

           8.1(d) Athletic Attic Purchase Agreement. True, correct and complete
                  ---------------------------------
copies of the Athletic Attic Purchase Agreement and all documents executed in connection therewith and certified as such by Seller and an officer of Premium.

           8.1(e) Certified Resolutions. Certified copies of the resolutions of
                  ---------------------
the Board of Directors of Premium and of the Seller, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

           8.1(f) Articles; Bylaws. A copy of the bylaws certified by the
                  ----------------
Secretary of Premium and articles of incorporation of Premium certified by the Secretary of State of the State of Florida.

           8.1(g) Incumbency Certificate. Incumbency certificates relating to
                  ----------------------
each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Purchaser pursuant to the terms hereof.

           8.1(h) Other Documents. All other documents, instruments or writings
                  ---------------
required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as Purchaser may reasonably request.

           8.1(i) Payment of Liabilities. At Closing, Seller shall have provided
                  ----------------------
evidence to Purchaser that Seller has paid all liabilities of Premium in effect on the Closing Date in excess of the amounts agreed to be paid by Purchaser pursuant to Section 8.2(e)

           8.1(j) Releases. At Closing, there shall be delivered to Purchaser
                  --------
and Premium releases, in form and substance satisfactory to Purchaser, from each of the obligees of the liabilities covered by Section 3.5 and paid in accordance with this Agreement.

     8.2   Documents to be Delivered by Purchaser. At the Closing, Purchaser
           --------------------------------------
shall deliver to the Seller the following documents or items, in each case duly executed or otherwise in proper form:

           8.2(a) Consideration.  The Purchase Price in accordance with Section
                  -------------
2.1.

           8.2(b) Compliance Certificate. A certificate signed by Purchaser that
                  ----------------------
the representations and warranties made by Purchaser in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Premium and the Seller), and that Purchaser has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

           8.2(c) Opinion of Counsel. A written opinion of Smith, Gambrell &
                  ------------------
Russell, LLP, counsel to Purchaser, dated as of the Closing Date, addressed to the Seller, substantially in the form of Exhibit B hereto.

           8.2(d) Other Documents.  All other documents, instruments or writings
                  ---------------
required to be delivered to Premium or the Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates) and documents as Premium and the Seller may reasonably request.

           8.2(e) Payment of Liabilities. At Closing, Purchaser shall cause
                  ----------------------
Premium to pay directly to the obligee thereof the amount of the liabilities contemplated by Section 3.5 up to an aggregate amount equal to $500,000.

     8.3   Closing of the Athletic Attic and Owensboro Transactions.  Purchaser,
           --------------------------------------------------------
Premium and Seller acknowledge and agree that it is the intent of the parties hereto that the Closing of the purchase and sale of the Premium Shares be consummated simultaneously with the closing of the transactions contemplated by the Athletic Attic Purchase Agreement and the Owensboro Agreement.
Accordingly, the parties hereto agree that unless and until the transactions contemplated by both the Owensboro Agreement and the Athletic Asset Purchase Agreement are consummated as provided thereunder, the Closing of the transactions contemplated by this Agreement shall not be deemed finally closed and consummated until all parties hereto are satisfied that the Athletic Attic Purchase Agreement and the Owensboro Agreement transactions have been or will be consummated contemporaneously with this Agreement. The parties agree to cooperate in good faith to close the transactions contemplated by this Agreement, the Athletic Attic Purchase Agreement and the Owensboro Agreement, in accordance with the terms of this Agreement and such other agreements. For purposes of clarification, Purchaser acknowledges that upon the consummation of the transactions contemplated by this Agreement, Purchaser will be obligated to cause sufficient funding to be provided to Premium in order to cause Premium's consummation of the transactions contemplated by the Athletic Attic Purchase Agreement in accordance with the terms of such agreement.

9.   TERMINATION OF AGREEMENT

     9.1   Termination. This Agreement may be terminated prior to the Closing as
           -----------
follows:

           (a) at the election of the Seller, if any one or more of the conditions to the obligations of the Seller to close has not been fulfilled as of the Closing Date, or if the Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any of the Ancillary Agreements;

           (b) at the election of the Purchaser, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if the Seller has materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any of the Ancillary Agreements;

           (c) at the election of the Seller or the Purchaser, if any legal proceeding is commenced or threatened by any governmental regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Seller or the Purchaser, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

           (d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto; or

           (e) at any time after March 31, 1997, at the election of the Seller on the one hand, or the Purchaser on the other hand.

     9.2   Post-Termination Obligations.  If this Agreement is terminated
           ----------------------------
pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 10.2 (relating to publicity) and Section 10.6 (relating to expenses) and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Sections 2, 5 or 6 results from the intentional or willful violation of the representations, warranties, covenants or agreements of such party under this Agreement.

10.  MISCELLANEOUS

     10.1  Further Assurances. From time to time, at the request of Purchaser
           ------------------
and without further consideration, Premium and the Seller will execute and deliver to Purchaser such documents and take such other action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     10.2  Announcements. Prior to Closing, except as otherwise required by law,
           -------------
none of the parties hereto shall issue any press release, place any advertisements or tombstones or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining prior approval of all parties hereto as to the contents and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed. Following Closing, the parties hereto shall not be bound by the foregoing restrictions of this Section 10.2, provided that any obligations of confidentiality shall survive for the period otherwise applicable thereto.

     10.3  Assignment; Parties in Interest. Except as expressly provided herein,
           -------------------------------
the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. The Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary for purposes of consummating the transactions contemplated herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

     10.4  Law Governing Agreement.  This Agreement may not be modified or
           -----------------------
terminated orally, and shall be construed and interpreted according to the internal laws of the State of Georgia excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     10.5  Amendment and Modification.  Purchaser, Premium and the Seller may
           --------------------------
amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among Purchaser, Premium and the Seller.

     10.6  Notice.  All notices, requests, demands and other communications
           ------
hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

           (a)     If to the Purchaser, to:

                   Just for Feet, Inc.
                   153 Cahaba Valley Parkway North
                   Pelham, Alabama 35124
                   Attention:  Chairman
                   Facsimile: (205) 403-8163

                   with a copy to:

                   Smith, Gambrell & Russell, LLP
                   3343 Peachtree Road
                   Suite 1800
                   Atlanta, Georgia  30326
                   Attention: Arthur Jay Schwartz, Esq.
                   Facsimile: (404) 264-2652

           (b)     If to the Seller, to:

                   John Gasser
                   100 Emerald Lane
                   Madison, Alabama 35758
                   Facsimile: (205) 464-6611

                   with a copy to:

                   Morris, Manning & Martin, LLP
                   3343 Peachtree Road
                   Suite 1600
                   Atlanta, Georgia 30326
                   Attention: Oby T. Brewer, III, Esq.
                   Facsimile: (404) 365-9532

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 10.6.

     10.7  Expenses.  Except as provided otherwise herein, regardless of whether
           --------
or not the transactions contemplated hereby are consummated:

           (a) Expenses to be Paid by the Seller. The Seller agrees to pay, and
               ---------------------------------
to indemnify, defend and hold Purchaser and Premium harmless from and against, each of the following: (i) any sales, use, excise, or transfer tax imposed with respect to the sale to the Purchaser of the Premium Shares, and any interest or penalties related thereto; and (ii) all legal fees, and expenses related to legal fees, of the Seller and Premium attributable to or incurred in connection with or preparation for the transactions contemplated hereby.

           (b) Costs of Litigation. The parties agree that the prevailing party
               -------------------
in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

           (c) Other.  Each of the parties shall bear its own expenses and the
               -----
expenses of its other agents in connection with the transactions contemplated hereby.

     10.8  Entire Agreement.  This Agreement, including the Schedules attached
           ----------------
(if any) hereto which are incorporated herein by reference and made a part hereof, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     10.9  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 Headings.  The table of contents and article and section herein are
           --------
for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.



                         [SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                            PREMIUM SPORTS, INC.


                            By:______________________________
                            Name:____________________________
                            Title:_____________________________

                                 [Corporate Seal]


                            JUST FOR FEET, INC.


                            By:______________________________
                            Name:____________________________
                            Title:_____________________________

                                 [Corporate Seal]


                            _____________________________(SEAL)
                            JOHN GASSER